Exhibit 1

Execution Version

SHAREHOLDER AND REGISTRATION RIGHTS AGREEMENT

This SHAREHOLDER AND REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of December 18, 2023, is made and entered into by and among Vast Renewables Limited, an Australian public company limited by shares (the “Company”), Nabors Energy Transition Corp., a Delaware corporation (“SPAC”), Nabors Energy Transition Sponsor LLC, a Delaware limited liability company (“Sponsor”), Nabors Lux 2 S.a.r.l., a société à responsabilité limitée registered in Luxembourg (“Nabors Lux”), the undersigned former direct and indirect holders of SPAC securities listed on the signature pages hereto under “SPAC Holders” (such holders together with the Sponsor and Nabors Lux, the “SPAC Holders”), AgCentral Energy Pty Ltd, an Australian proprietary company limited by shares (“AgCentral Energy”) and each of the undersigned holders listed on the signature pages hereto under “Vast Holders” (such holders together with AgCentral Energy, the “Vast Holders” and each such party, together with the SPAC Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 6.4, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, SPAC, Sponsor, and certain other SPAC Holders entered into that certain Registration Rights Agreement, dated as of November 16, 2021 (the “Original RRA”);

WHEREAS, the parties to the Original RRA desire to terminate the Original RRA and enter into this Agreement, which shall supersede and replace the Original RRA in accordance with Section 5.7 thereto;

WHEREAS, the Company entered into that certain Business Combination Agreement, dated as of February 14, 2023 and amended on October 19, 2023 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and among the Company, SPAC, Sponsor, and the other parties thereto;

WHEREAS, the Company entered into that certain Backstop Agreement, dated on October 19, 2023 (as it may be amended or supplemented from time to time, the “Backstop Agreement”), by and between the Company and Nabors Lux;

WHEREAS, in connection with the Backstop Agreement, Sponsor received the right to appoint certain additional directors of the Company and consent rights regarding future capital raises of the Company;

WHEREAS, pursuant to the Business Combination Agreement, the Backstop Agreement and other agreements contemplated thereby, the SPAC Holders (as defined below) received ordinary shares in the capital of the Company (“Company Shares”); and

WHEREAS, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined in this Section 1.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Rights Expiration Date” shall mean the earlier to occur of (i) the third anniversary of Closing or (ii) the date on which the Company achieves a Market Capitalization, equal to or greater than $1,000,000,000.00.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective, or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Company or any of the Company’s subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its subsidiaries) of any investment fund or account affiliated with, managed or controlled by, any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its subsidiaries) of any investment fund or account affiliated with any equityholder of the Company be considered to be an Affiliate of the Company or any of its subsidiaries.

“AgCentral Energy” shall have the meaning given in the Preamble hereto.

“AgCentral Energy Nominee” shall have the meaning set forth in subsection 2.1.2.

“Agreement” shall have the meaning given in the Preamble hereto.

“Airbus” means Airbus SE or a subsidiary of Airbus SE.

“Backstop Agreement” shall have the meaning given in the Recitals hereto.

“Backstop Commitment Fee” shall mean the 1,500,000 Company Shares issued to Sponsor (or its designee) at Closing pursuant to Section 1.04 of the Backstop Agreement.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” means a day, other than a Saturday or Sunday, on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY in the United States of America or Sydney, Australia.

“Capital Raise” shall have the meaning set forth in subsection 2.4.

“Closing” shall mean the closing of the business combination contemplated by the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto.

“Company Shares” shall have the meaning given in the Recitals hereto.

“Constitution” means the amended and restated Constitution of the Company, as in effect as of the Closing, as the same may be amended from time to time.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Demanding Holder” shall have the meaning given in subsection 3.1.4.

“EDF” means EDF Australia Pacific Pty Ltd or a subsidiary of EDF Australia Pacific Pty Ltd.

“Equity Securities” means, with respect to the Company, all of the shares of capital stock or equity of (or other ownership or profit interests in) the Company, all of the warrants, options or other rights for the purchase or acquisition from the Company of shares of capital stock or equity of (or other ownership or profit interests in) the Company, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) the Company or warrants, rights or options for the purchase or acquisition from the Company of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of the Company (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any compensatory stock or option plan duly adopted for such purpose, for services rendered to the Company, (b) (i) equity interests or debt securities issued or issuable pursuant to agreements existing as of the date the Backstop Agreement and listed on Schedule I hereto, and (ii) equity interest or debt securities issued or issuable upon the exercise or exchange of or conversion of any equity interests or debt securities issued or issuable pursuant to agreements existing as of the date of the Backstop Agreement and listed on Schedule I hereto, provided that such agreements, equity interests and/or debt securities have not been amended since the date of the Backstop Agreement to increase the number of such equity interests or debt securities or to decrease the exercise price, exchange price or conversion price of such equity interests or debt securities (other than in connection with stock splits or combinations) or to extend the term of such equity interests or debt securities and (c) securities issued pursuant to any bona fide merger or acquisition with an unrelated third party that is not a shareholder of the Company or an affiliate of any shareholder of the Company that is approved by a majority of the directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering or (ii) to an entity whose primary business is investing in securities.

“Form F-1 Shelf” shall have the meaning given in subsection 3.1.1.

“Form F-3 Shelf” shall have the meaning given in subsection 3.1.2.

“Governmental Entity” means any nation or government, any state, commonwealth, province, territory or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any international, federal, state, local or foreign jurisdiction.

“Holder Information” shall have the meaning given in subsection 5.1.2.

“Holder” or “Holders” shall have the meaning given in the Preamble hereto.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Letter Agreement” means that certain Letter Agreement, dated as of November 16, 2021, by and among the Sponsor, SPAC, and certain other parties thereto.

“Lock-Up Period” shall mean, with respect to Equity Securities held by the Holders, from the date hereof until the six (6) month anniversary of the Closing.

“Lower Price” shall have the meaning given in Section 2.5.

“Macquarie” shall mean Macquarie Group Limited or an Affiliate of Macquarie Group Limited.

“Market Capitalization” shall mean an amount equal to (i) the total number of issued and outstanding Company Shares multiplied by (ii) the closing price per share of such Company Shares on any national securities exchange registered under the Exchange Act.

“Maximum Number of Securities” shall have the meaning given in subsection 3.1.6.

“Minimum Takedown Threshold” shall have the meaning given in subsection 3.1.5.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Nabors Lux” shall have the meaning given in the Preamble hereto.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of shareholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to Company Shares, (c) causing the adoption of shareholders’ resolutions and amendments to the Constitution, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating certain Persons (including to fill vacancies) and providing the highest level of support for election of such Persons to the Board in connection with the annual or any special meeting of shareholders of the Company.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Party” shall mean each of the Company, the SPAC Holders and the Vast Holders.

“Permitted Transferees” shall mean any Person to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period under this Agreement and any other applicable agreement between such Holder and the Company and is or has become party to this Agreement.

“Piggyback Registration” shall have the meaning given in subsection 3.2.1.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Private Warrant Agreement” shall mean that certain private warrant agreement, dated November 16, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as warrant agent, as amended, assigned and assumed by that certain private warrant assignment, assumption and amendment agreement, dated as of December 18, 2023, by and among the Company, the SPAC and Continental Stock Transfer & Trust Company, as warrant agent.

“Prospectus” shall mean the prospectus included in any Registration Statement, (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rules 430A or 430B under the Securities Act or any successor rule thereto), as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Public Warrant Agreement” shall mean that certain public warrant agreement, dated November 16, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as warrant agent, as amended, assigned and assumed by that certain public warrant assignment, assumption and amendment agreement, dated as of December 18, 2023, by and among the Company, the SPAC and Continental Stock Transfer & Trust Company, as warrant agent.

“Qantas” shall mean Qantas Airways Limited or a subsidiary of Qantas Airways Limited.

“Registrable Security” shall mean at any time any outstanding Company Shares (including shares issuable under the Business Combination Agreement) or any other Equity Security (including the warrants to purchase Company Shares issued pursuant to the Warrant Agreements and Company Shares issued or issuable upon the exercise of any other Equity Security) of the Company held by a Holder and any security into which such Company Shares or other Equity Security shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise, in each case other than any security received pursuant to an incentive plan adopted by the Company on or after the Closing; provided, however, that, as to any particular Registrable Security, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (w) the date on which such securities are disposed of pursuant to an effective registration statement under the Securities Act; (x) the date on which such securities may be disposed of pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act in a single day without limitation thereunder on volume or manner of sale; (y) the date on which such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration; and (z) the date on which such securities cease to be outstanding.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)          all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Company Shares is then listed;

(B)          fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)           printing, messenger, telephone and delivery expenses;

(D)          reasonable fees and disbursements of counsel for the Company;

(E)          reasonable fees and disbursements of all independent registered public accountants of the Company and any other specialists required or reasonably requested by the underwriters incurred specifically in connection with such Registration;

(F)          the fees and expenses incurred in connection with the listing of any Registrable Securities on Nasdaq or other securities exchange upon which the Company Shares are listed;

(G)          the fees and expenses incurred by the Company in connection with any road show for any Underwritten Offerings, including Underwriter marketing costs (but only if the Company is also proposing to offer and sell securities in such offering); and

(H)          reasonable fees and expenses, not to exceed $150,000, of one (1) legal counsel selected by (i) the majority-in-interest of the Demanding Holders in an Underwritten Shelf Takedown or (ii) in the case of a Piggyback Registration, the majority in interest of the Holders participating in such Piggyback Registration; provided that, the Company will not be required to pay fees and expenses for more than one (1) legal counsel for all Holders in any given Registration or Shelf Takedown.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.

“Requesting Holders” shall have the meaning given in subsection 3.1.6.

“Rule 415” shall mean Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall have the meaning given in subsection 3.1.1.

“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415.

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“SPAC Holders” shall have the meaning given in the Preamble hereto.

“Specified Investor” shall mean EDF, Qantas, Airbus or Macquarie.

“Specified Price” shall mean $10.20 per share; provided, however, that if any change in the number of Company Shares occurs following the date hereof as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, or readjustment of shares, or any stock dividend or stock distribution, the Specified Price shall be equitably adjusted to reflect such change to provide Nabors Parent the same economic benefit as contemplated by this Agreement prior to such event.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Nominees” shall have the meaning given in subsection 2.1.1.

“Subsequent Shelf Registration” shall have the meaning given in subsection 3.1.4.

“Superior Capital Raise” shall have the meaning given in Section 2.5.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 3.1.5.

“Vast Holder” shall have the meaning given in the Preamble hereto.

“Warrant Agreements” shall mean the Private Warrant Agreement and the Public Warrant Agreement, collectively.

“Well-Known Seasoned Issuer” shall have the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Withdrawal Notice” shall have the meaning given in subsection 3.1.7.

ARTICLE II

GOVERNANCE RIGHTS

2.1	Board of Directors.

2.1.1          Sponsor and Nabors Nominees. Until the Additional Rights Expiration Date, the Sponsor shall have the right to nominate two directors for election to serve on the Board (the “Sponsor Nominees” and each a “Sponsor Nominee”). Thereafter, for so long as Nabors Industries Ltd., a Bermuda exempted company and affiliate of Sponsor (“Nabors Parent”), and its Affiliates Beneficially Own at least 50% of the number of Company Shares that Nabors Parent and its Affiliates collectively Beneficially Owned immediately following Closing (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), Sponsor shall have the right to nominate one Sponsor Nominee. At least one of the Sponsor Nominees seated at any given time shall qualify as “independent” pursuant to the listing standards of the national securities exchange upon which the Company Shares are admitted to trading (or, if at the time of such recommendation, the Company Shares are not admitted to trading on a national securities exchange, pursuant to the listing standards of Nasdaq or its successor).

2.1.2          AgCentral Energy Nominees. For so long as AgCentral Energy and its Affiliates Beneficially Own at least the number of Company Shares that entitle Sponsor to the nomination right contemplated by subsection 2.1.1, AgCentral Energy shall have the right to nominate one director for election to serve on the Board (the “AgCentral Energy Nominee”). The AgCentral Energy Nominee shall qualify as “independent” pursuant to the listing standards of the national securities exchange upon which the Company Shares are admitted to trading (or, if at the time of such recommendation, the Company Shares are not admitted to trading on a national securities exchange, pursuant to the listing standards of Nasdaq or its successor).

2.1.3          Procedures for nominees.

(a) The Company shall take all Necessary Action to cause the Board to include in the slate of nominees to be voted upon by the shareholders of the Company at any meeting thereof the Sponsor Nominee and each AgCentral Energy Nominee.

(b) In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal of a Sponsor Nominee or AgCentral Energy Nominee, then Sponsor (in the case of a Sponsor Nominee) or AgCentral Energy (in the case of an AgCentral Energy Nominee) shall have the exclusive right to nominate an individual to fill such vacancy, and the Company shall take all Necessary Action to remove or nominate or cause the Board to appoint, as applicable, a replacement Sponsor Nominee or AgCentral Energy Nominee (as applicable) designated by Sponsor or AgCentral Energy (as applicable) to fill any such vacancy above as promptly as practicable after such designation.

2.2          Sharing of Information.

2.2.1          By Sponsor Nominees. To the extent permitted by antitrust, competition or any other applicable Law, each of the Company and Sponsor agree and acknowledge that any Sponsor Nominee may, to the extent consistent with fiduciary duties, share confidential, non-public information about the Company and its subsidiaries (“Confidential Information”) with the Sponsor. Sponsor recognizes that it, or its Affiliates and Representatives, have acquired or will acquire Confidential Information the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, Sponsor covenants and agrees with the Company that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, use or disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of Sponsor in violation of this Agreement and without breach of fiduciary duty by such Sponsor Nominee, (b) disclosure is required by applicable Law (including any filing following the date of Closing made pursuant to applicable securities laws) or court of competent jurisdiction or requested by a Governmental Entity, (c) such information was available or becomes available to Sponsor or its Affiliates or Representatives before, on or after the date of this Agreement, without restriction, from a source (other than the Company or any of its subsidiaries or the Sponsor Nominees) without any breach of duty to the Company or any of its Affiliates or (d) such information was independently developed by such Party or its Representatives without the use of, or reference to, the Confidential Information. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Sponsor from disclosing Confidential Information (x) to any Affiliate or Representative, of such Party, provided, that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and Sponsor shall be responsible for any breach of this subsection 2.2.1. by any such Person or (y) if such disclosure is made pursuant to any examinations, audits, investigations, regulatory sweeps or other regulatory inquiries by regulatory agencies, self-regulatory organizations, Governmental Entities or examiners thereof with jurisdiction over such Party that does not target the Company or the Confidential Information.

2.2.2          By AgCentral Energy Nominees. To the extent permitted by antitrust, competition or any other applicable Law, each of the Company and AgCentral Energy agree and acknowledge that the AgCentral Energy Nominees may, to the extent consistent with fiduciary duties, share Confidential Information with AgCentral Energy. AgCentral Energy recognizes that it, or its Affiliates and Representatives, have acquired or will acquire Confidential Information the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, AgCentral Energy covenants and agrees with the Company that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, use or disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of AgCentral Energy in violation of this Agreement and without breach of fiduciary duty by the AgCentral Energy Nominees, (b) disclosure is required by applicable Law (including any filing following the date of Closing made pursuant to applicable securities laws) or court of competent jurisdiction or requested by a Governmental Entity, (c) such information was available or becomes available to AgCentral Energy or its Affiliates or Representatives before, on or after the date of this Agreement, without restriction, from a source (other than the Company or any of its subsidiaries or the AgCentral Energy Nominees) without any breach of duty to the Company or any of its Affiliates or (d) such information was independently developed by such Party or its Representatives without the use of, or reference to, the Confidential Information. Notwithstanding the foregoing, nothing in this Agreement shall prohibit AgCentral Energy from disclosing Confidential Information (x) to any Affiliate or Representative, of such Party, provided, that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and AgCentral Energy shall be responsible for any breach of this subsection 2.2.2 by any such Person or (y) if such disclosure is made pursuant to any examinations, audits, investigations, regulatory sweeps or other regulatory inquiries by regulatory agencies, self-regulatory organizations, Governmental Entities or examiners thereof with jurisdiction over such Party that does not target the Company or the Confidential Information.

2.3          Compliance with Securities Laws. The Sponsor and AgCentral Energy each acknowledge that (a) it understands that the Confidential Information may contain or constitute material non-public information or insider information (as defined in the Corporations Act) (collectively, “MNPI”) concerning the Company or its affiliates; and (b) trading in the Company’s, or its affiliates’ securities while in possession of MNPI or communicating MNPI to any other person who trades in such securities could subject the Sponsor, AgCentral Energy or the Company to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder, or Division 3 of Chapter 7 of the Corporations Act. The Sponsor and AgCentral Energy each agree that it and its Affiliates will not trade, and it will instruct its Representatives not to trade, in the Company’s or its affiliates’ securities while in possession of MNPI or at all until the Company, its affiliates and its Representatives (including the Sponsor Nominees or AgCentral Energy Nominees, as applicable) can do so in compliance with all applicable Laws and without breach of this Agreement.

2.4          Consent to Future Capital Raises. Following the date hereof until the Additional Rights Expiration Date, except in any Exempt Issuance, the Company shall not (and shall cause its subsidiaries not to) raise any capital, directly or indirectly, whether by issuing, selling, granting or disposing of any of equity interests or debt securities or any instruments convertible into or exercisable for equity interests or debt securities, incurring, assuming, guaranteeing or otherwise becoming liable for any indebtedness, or otherwise (any of the foregoing, a “Capital Raise”), without the prior written consent of Nabors Parent, which consent shall not be unreasonably withheld.

2.5          Nabors MFN. Without limitation to or modification of any existing rights of Nabors Parent or any of its Affiliates under the terms of any other Transaction Document, if (i) prior to the six (6) month anniversary of the Closing, any Person, and (ii) during the following three (3) months, until the nine month anniversary of the Closing, any Specified Investor, has invested in equity or debt interests of the Company on terms that are more favorable to such investor from a financial perspective than the terms applicable to Nabors Parent or any of its Affiliates under the Backstop Agreement, as determined by Nabors Parent in its reasonable discretion (a “Superior Capital Raise”), then (1) to the extent the investor in such Superior Capital Raise has subscribed for Company Shares at a price less than the Specified Price (the “Lower Price”), the Company shall issue additional Company Shares to Nabors Parent and its Affiliates, as applicable, so that the aggregate number of Company Shares received for their investment under the Backstop Agreement is equal to the number of Company Shares they would have received had the price for all such shares been the Lower Price, and (2) to the extent the investor in such Superior Capital Raise has invested in any other security, at Nabors Parent’s election, the Company shall issue to Nabors Parent and its Affiliates, as applicable, debt or equity interests on the terms issued in the Superior Capital Raise, in exchange for the equity interests (and the debt interests received in exchange for equity interests in a prior exchange under this provision) still held by them that were purchased pursuant to the Backstop Agreement (excluding any shares that were issued as the Backstop Commitment Fee) so that Nabors Parent or any of its Affiliates hold the debt or equity interests they would have held had the investment under the Backstop Agreement been conducted on the terms of the Superior Capital Raise; provided, however, that if the debt or equity interests issued in the Superior Capital Raise are convertible into Company Shares and either Vast or Nabors Parent reasonably determines, after consulting in good faith with the other and with outside counsel, that there are significant impediments to the timely consummation of an exchange of the nature contemplated above (as a result of shareholder approval requirements, legal impediments, or otherwise), then Vast and Nabors Parent shall in good faith determine a mechanism, in lieu of such an exchange, to provide Nabors Parent and its Affiliates, as applicable, with the value they would have had if the investment under the Backstop Agreement was conducted on the terms of the Superior Capital Raise, which mechanism shall provide a result to Nabors Parent and its Affiliates no worse than the issuance of additional Company Shares to Nabors Parent and its Affiliates, as applicable, so that the aggregate number of Company Shares received for their investment under the Backstop Agreement is equal to the number of Company Shares they would have received had the price for all such shares been at the conversion price for the debt or equity interests issued in the Superior Capital Raise.

ARTICLE III

REGISTRATIONS AND OFFERINGS

3.1	Shelf Registration.

3.1.1          Form F-1 Shelf Filing. The Company shall use its reasonable best efforts to file within sixty days of Closing a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf,” and together with the Form F-3 Shelf (as defined herein) and any Subsequent Shelf Registration, the “Shelf”) covering the resale of all the Registrable Securities (and certain other outstanding Equity Securities of the Company as may be required by registration rights granted in favor of other shareholders of the Company or in the Company’s sole discretion) on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. The Company shall use its commercially reasonable efforts to cause the Shelf to become effective as soon as practicable after such filing. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder prior to the Shelf being declared effective; provided that it is agreed any Form F-1 Shelf shall have a plan of distribution that contemplates underwritten public offerings. The Company shall use commercially reasonable efforts to maintain the Shelf in accordance with the terms hereof, and shall use commercially reasonable efforts to prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act (including to increase the amount of Registrable Securities that may be resold thereunder as a result of a Holder obtaining additional Registrable Securities) until such time as there are no longer any Registrable Securities.

3.1.2	Rule 415 Cutback.

(a) Notwithstanding the registration obligations set forth in subsection 3.1.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415 of the Securities Act, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (a) inform each of the Holders and use its reasonable best efforts to file amendments to the Shelf Registration as required by the Commission and/or (b) withdraw the Shelf Registration and file a new Registration Statement (a “New Registration Statement”) to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”).

(b) Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering, unless otherwise directed in writing by a Holder as to its Registrable Securities and subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis among the Holders.

(c)  If the Company amends the Shelf or files a New Registration Statement, as the case may be, under this subsection 3.1.2, the Company shall use its reasonable best efforts to file with the Commission, as promptly as practicable and allowed by the Commission or SEC Guidance, one or more Registration Statements to register for resale those Registrable Securities that were not registered for resale on the Shelf, as amended, or the New Registration Statement.

3.1.3          Form F-3 Shelf. The Company shall use its reasonable best efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration) to a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”) as soon as practicable after the Company is eligible to use such Form F-3 Shelf.

3.1.4          Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing) from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if the Company is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof.

3.1.5          Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the Commission, and after the expiration of the lock-up period set out in subsection 4.7.1, any Holder may request to sell, all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include either (x) securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, the lesser of (i) $20,000,000 and (ii) five percent (5%) of the Company’s market capitalization or (y) all remaining Registrable Securities held by the requesting Holder, but in no event with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to less than $10,000,000 (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown, the intended method or methods of distribution thereof and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The majority-in-interest of Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) subject to the prior approval of the Company, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein, the Sponsor and each other SPAC Holder, if any, may each demand only one Underwritten Shelf Takedown each fiscal year and the VAST Holders may, collectively, demand only two Underwritten Shelf Takedowns each fiscal year; provided, that no demand for an Underwritten Shelf Takedown may be made prior to 45 days following the consummation of another Underwritten Shelf Takedown or a Piggyback Registration (as defined herein) has been effected.

3.1.6          Reduction of Underwritten Shelf Takedown. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Company Shares or other Equity Securities that the Company desires to sell and all other Company Shares or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, (i) the Registrable Securities that can be sold without exceeding the Maximum Number of Securities pro rata among all participating Holders on the basis of the number of Registrable Securities requested to be included by each such Holder, (ii) to the extent that the Maximum Number of Securities has not been reached under the foregoing (i) such number of Company Shares or other Equity Securities proposed to be sold by the Company that can be sold without exceeding the Maximum Number of Securities, and (iii) to the extent that the Maximum Number of Securities has not been reached under the foregoing (i) and (ii), Company Shares or other Equity Securities of other Persons that the Company is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities. Notwithstanding anything herein to the contrary, if the Maximum Number of Securities is less than 50% of the number of Registrable Securities requested by the Holders to be included in such Underwritten Shelf Takedown, such Underwritten Shelf Takedown shall not count as an Underwritten Shelf Takedown demanded by any Holder for purposes of subsection 3.1.3.

3.1.7          Withdrawal. Any of the Holders initiating a Shelf Takedown shall have the right to withdraw from a Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the SPAC Holders or the Vast Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of subsection 3.1.4 with respect to the applicable Demanding Holder, unless the Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided, that if a Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall count as an Underwritten Shelf Takedown demanded by such Holder for purposes of subsection 3.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown.

Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Underwritten Shelf Takedown prior to its withdrawal under this subsection 3.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this subsection 3.1.6.

3.2	Piggyback Registration.

3.2.1          Piggyback Rights. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of, Equity Securities, or securities or other obligations exercisable or exchangeable for, or convertible into Equity Securities, for its own account, for a Demanding Holder or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 3.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that related to a transaction subject to Rule 145 promulgated under the Securities Act or any successor rule thereto), (iii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing shareholders, (iv) for an offering of debt that is convertible into Equity Securities of the Company, (v) for an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, or (vi) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) Business Days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, a good faith estimate of the proposed maximum offering price of such securities, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (unless such offering is an overnight or bought Underwritten Offering, then one (1) day, in each case) (such registered offering, a “Piggyback Registration”), provided, however, that if the Company has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing, or distribution of the Equity Securities in an Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to such Holders or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of subsection 3.2.2. The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 3.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

3.2.2          Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Company Shares or other Equity Securities that the Company desires to sell, taken together with (i) the Company Shares or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 3.2 hereof, and (iii) Company Shares or other Equity Securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering the number of Company Shares or other Equity Securities proposed to be sold by the Company, and thereafter, the Registrable Securities that can be sold without exceeding the Maximum Number of Securities pro rata among such Holders on the basis of the number of Registrable Securities requested to be included by each such Holder and, to the extent that the Maximum Number of Securities has not been reached, Company Shares or other Equity Securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Company Shares or other Equity Securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 3.2.1, pro rata among such Holders on the basis of the number of Registrable Securities requested to be included by each such Holder, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Company Shares or other Equity Securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Company Shares or other Equity Securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

(c) If the Registration or registered offering is an Underwritten Shelf Takedown pursuant to a request by Holder(s) of Registrable Securities pursuant to subsection 3.1.5 hereof, then the Company shall include in any such Underwritten Shelf Takedown the applicable securities in the priority set forth in subsection 3.1.6.

3.2.3          Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, at least five (5) Business Days prior to the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 3.2.3.

3.2.4          Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 3.1.6 any Piggyback Registration effected pursuant to Section 3.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under subsection 3.1.4 hereof.

3.3          Market Stand-off. In connection with any Underwritten Offering of Equity Securities of the Company, if requested by the managing Underwriter(s), each Holder agrees that it shall not transfer any Company Shares (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the seven days prior to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, with respect to an Underwritten Offering, a Holder shall not be subject to this Section 3.3 with respect to an Underwritten Offering unless each shareholder of the Company that (together with their affiliates) hold at least 5% of the issued and outstanding Company Shares and each of the Company’s directors and officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders. A Holder’s obligations under this Section 3.3 shall only apply for so long as such Holder or its affiliates is a member of the Board of Directors of the Company or such Holder (together with its Affiliates) holds at least 5% of the issued and outstanding Company Shares.

ARTICLE IV

COMPANY PROCEDURES

4.1          General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall use reasonable best efforts to, as expeditiously as possible:

4.1.1          prepare and file with the Commission, within the timeframe required by Section 3.1.1, a Registration Statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all Registrable Securities covered by such Registration Statement have been sold or have ceased to be Registrable Securities;

4.1.2          prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus as may be reasonably requested by any Holder or Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

4.1.3          prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

4.1.4          prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “Blue Sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

4.1.5          use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

4.1.6          provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

4.1.7          advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

4.1.8          at least two (2) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

4.1.9          notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 4.4 hereof;

4.1.10          in the event of an Underwritten Offering, and solely to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney, consultant or accountant in connection with the Registration; provided, however, that the Company may not include the name of any Holder or any information regarding any Holder in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder (not to be unreasonably withheld) and providing each such Holder a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

4.1.11          obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request;

4.1.12          on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Offering, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, the placement agent or sales agent, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriters, the placement agent or sales agent may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such Underwriters, placement agent or sales agent;

4.1.13          in the event of an Underwritten Offering, to the extent reasonably requested in order to engage in such offering, allow the Underwriters to conduct customary due diligence with respect to the Company;

4.1.14          in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form and as agreed to by the Company, with the managing Underwriter of such offering;

4.1.15          make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

4.1.16          if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, the lesser of (i) $20 million and (ii) five percent (5%) of the Company’s market capitalization, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

4.1.17          otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, consistent with this Agreement, in connection with such Registration.

4.2          Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all Underwriters’ commissions and discounts, brokerage fees, and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

4.3          Requirements for Inclusion as a Selling Stockholder. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, and any other reasonably requested agreements or certificates, on or prior to the fifth (5th) Business Day prior to the first anticipated filing date of a Registration Statement pursuant to this Agreement, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering for Equity Securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 4.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

4.4	Suspension of Sales; Adverse Disclosure.

4.4.1          Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or upon the advice of counsel for the Company, the Company determines it is necessary to supplement or amend the prospectus to comply with applicable law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to use commercially reasonable efforts to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time (i) would require the Company to make an Adverse Disclosure, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgement of a majority of the Board, would be seriously detrimental to the Company and the Board concludes, as a result, that it is necessary to defer such filing, initial effectiveness, or continued use at such time, or (iv) if the majority of the Board, in its good faith judgment, determines to delay the filing or initial effectiveness of, or suspend the use of, a Registration Statement and such delay or suspension arises out of or is a result of, or is related to or is in connection with any publicly available written guidance of the Commission, or any comments requirements, or requests of the Commission Staff related to accounting, disclosure or other matters, then the Company may, upon giving prompt written notice of such action to the Holders, delay, postpone or suspend (i) the filing or initial effectiveness of, or suspend use of, such Registration Statement, and/or (ii) the launch of any Underwritten Offering, in each case, for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 4.4.

4.4.2          Subject to subsection 4.4.3, during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days (or such shorter time as the managing Underwriters may agree) after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, or (b) if, pursuant to subsection 3.1.5, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 3.1.5.

4.4.3          The right to delay, postpone or suspend any filings, initial effectiveness or launch of any Underwritten Offering pursuant to subsection 4.4.1 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive days or more than one hundred and eighty (180) total days in any twelve-month period.

4.5          Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 4.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

4.6          Other Obligations. In connection with any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and upon compliance by the Holder with the requirements of this Section 4.6, if requested by the Holder, the Company shall use commercially reasonable efforts to cause the transfer agent for the Registrable Securities (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Registrable Securities and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within two (2) trading days of any such request therefor from the Holder; provided that the Company and the Transfer Agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Holder by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts cause an opinion of the Company’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission).

4.7	Transfer Restrictions.

4.7.1          During the Lock-Up Period, none of the Holders shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any Equity Securities that are subject to the Lock-Up Period or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive Equity Securities that are subject to the Lock-Up Period, whether now owned or hereinafter acquired, that is owned directly by such Holder (including securities held as a custodian) or with respect to which such Holder has beneficial ownership within the rules and regulations of the Commission (such securities that are subject to the Lock-Up Period, the “Restricted Securities”), other than (i) if the Holder is an entity, transfers to (A) such entity’s officers or directors or any affiliate or immediate family (as defined below) of any of such entity’s officers or directors, (B) any shareholder, partner or member of such entity or their affiliates, (C) any affiliate of such entity, or (D) any employees of such entity or of its affiliates; (ii) if the Holder is an individual, transfers by gift to members of the individual’s immediate family or to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin (such family members “immediate family”); (iii) if the Holder is an individual, transfers by will or intestate succession or by virtue of Laws of descent and distribution upon the death of the individual; (iv) if the Holder is an individual, transfers by operation of Law or pursuant to a qualified domestic order, court order or in connection with a divorce settlement, divorce decree or separation agreement; (v) if the Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Holder, or (B) distributions of Restricted Securities to partners, limited liability company members or shareholders of the Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) if the Holder is a trust or a trustee of a trust, transfers to a trustor or beneficiary of the trust, to the designated nominee of a beneficiary of such trust or to the estate of a beneficiary of such trust; (vii) if the Holder is an entity, transfers by virtue of the Laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (viii) transfers to a nominee or custodian of a Person to whom a transfer would be permitted under the foregoing clauses (i) through (vii); (ix) pledges of any Restricted Securities to a financial institution that create a mere security interest in such Restricted Securities pursuant to a bona fide loan or indebtedness transaction so long as the relevant Holder continues to control the exercise of the voting rights of such pledged securities as well as any foreclosures on such pledged securities; (x) the exercise of stock options, including through a “net” or “cashless” exercise, or receipt of shares upon vesting of restricted stock units granted pursuant to an equity incentive plan; (xi) the entry, by the Holder of any trading plan providing for sale of shares of Restricted Securities by the Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided however that such plan does not provide for, or permit, the sale of any Restricted Securities during the Lock-up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-up Period; (xii) pursuant to any liquidation, successful takeover bid under Chapter 6 of the Corporations Act, merger by scheme of arrangement under Part 5.1 of the Corporations Act, share exchange or other similar transaction which results in all of the shareholders of the Company having the right to exchange their Company Shares for cash, securities or other property subsequent to the Closing; (xiii) transfers in connection with any legal, regulatory or other order; (xiv) transfers to the officers or directors of the Company or the Sponsor or their respective affiliates; or (xv) any transfer or sale to enable Sponsor or its direct or indirect owners to pay taxes (including estimated taxes) arising in connection with the transactions described in the Business Combination Agreement or the Support Agreement (as defined in the Business Combination Agreement) or make tax distributions in respect thereof. The foregoing restriction is expressly agreed to preclude each Holder, as applicable, from engaging in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Holder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities. Notwithstanding the foregoing, in each case (i) through (xiv) such transfer shall be conditioned on the transferee entering into a written agreement with the Company agreeing to be bound by the transfer restrictions of this Section 4.7. For the purposes of this subsection 4.7.1, “successful takeover bid” means one where the holders of at least 50% of the bid class securities that are not subject to the Lock-Up Period, and to which the offers under the bid relate, have accepted. For the avoidance of doubt, where a takeover bid does not become unconditional, the securities will revert to being subject to the Lock-Up Period.

4.7.2          Each Holder hereby represents and warrants that it now has and, except as contemplated by subsection 4.7.1 or this subsection 4.7.2 for the duration of the Lock-Up Period, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Holder to comply with the foregoing restrictions. Each Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the Lock-Up Period. The Company shall reasonably cooperate with Holders to permit any transfer or sale described in clauses (i) through (xvi) of subsection 4.7.1, including by causing the temporary removal of any such stop transfer instructions to the extent reasonably necessary to permit any such transfer or sale.

4.7.3          The provisions in this Section 4.7 shall supersede the lock-up provisions contained in Section 7 of the Letter Agreement, which provision in Section 7 of the Letter Agreement shall be of no further force or effect.

4.7.4          This provisions in this Section 4.7 shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

ARTICLE V

INDEMNIFICATION AND CONTRIBUTION

5.1	Indemnification.

5.1.1          In connection with any Registration Statement in which a holder of Registrable Securities is participating, the Company agrees to indemnify, to the extent permitted by law, each such Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees) caused by any Misstatement or alleged Misstatement contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, in light of the circumstances under which it was made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

5.1.2          In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, shall, severally and not jointly, indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) and any other Holders of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including without limitation reasonable and documented attorneys’ fees) resulting from any Misstatement or alleged Misstatement contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, in light of the circumstances under which it was made, not misleading, but only to the extent that such Misstatement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

5.1.3          Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim (and, if necessary, one local counsel), unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.1.4          The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

5.1.5          If the indemnification provided under Section 5.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and documented out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and documented out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 5.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability, except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 5.1.1, 5.1.2 and 5.1.3 above, any legal or other fees, charges or documented out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 5.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 5.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 5.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE VI

MISCELLANEOUS

6.1          Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company to: Vast Renewables Limited, 226 Liverpool Street, Darlinghurst, NSW 2010, Australia, Attn: Alec Waugh, General Counsel, E-Mail: alec.waugh@vast.energy, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2          Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to each of the other Parties as follows:

6.2.1          Such Party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

6.2.2          Such Party has the full power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action, corporate or otherwise, of such Party. This Agreement has been duly executed and delivered by such Party and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

6.2.3          The execution and delivery by such Party of this Agreement, the performance by such Party of its, his or her obligations hereunder by such Party does not and will not violate (i) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

6.2.4          Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Party’s ability to enter into this Agreement or to perform its, his or her obligations hereunder.

6.2.5          There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Party to enter into this Agreement or to perform its, his or her obligations hereunder.

6.3          Not a Group; Independent Nature of Holders’ Obligations and Rights. The Holders and the Company agree that the arrangements contemplated by this Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining beneficial ownership of such Holder, it shall disclaim any beneficial ownership by virtue of this Agreement of the Company’s Equity Securities owned by the other Holders, and the Company agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and the Company acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement, and the Company acknowledges that the Holders are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement. The decision of each Holder to enter into this Agreement has been made by such Holder independently of any other Holder. Each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in the Company and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in Company Shares or enforcing its rights under this Agreement. The Company and each Holder confirms that each Holder has had the opportunity to independently participate with the Company and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was solely in the control of the Company, not the action or decision of any Holder, and was done solely for the convenience of the Company and its subsidiaries and not because it was required to do so by any Holder. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Holder, solely, and not between the Company and the Holders collectively and not between and among the Holders.

6.4	Assignment; No Third Party Beneficiaries.

6.4.1          This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.4.2          Prior to the expiration of any Lock-up Period, no Holder subject to any such Lock-Up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer to a Permitted Transferee; provided that such Permitted Transferee agrees to be bound by the terms of this Agreement.

6.4.3          After the expiration of the Lock-up Period to the extent applicable to such Holder, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to (a) Permitted Transferees, provided, however, that each such Permitted Transferee holds, after giving effect to such assignment or delegation, at least five percent (5%) of the then-outstanding Company Shares, (b) an Affiliate of such Holder, or (c) any Person with the prior written consent of the Company.

6.4.4          This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.4.5          This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement. Nabors Parent shall be an express third party beneficiary of Sections 2.4 and 2.5.

6.4.6          No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.4 shall be null and void.

6.4.7          A transferee receiving Registrable Securities from a SPAC Holder shall become a SPAC Holder under this Agreement, and a transferee receiving Registrable Securities from a Vast Holder shall become a Vast Holder under this Agreement.

6.5          Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.6          Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or .PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.8          Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the action in any such court is brought in an inconvenient forum, (B) the venue of such action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

6.9          TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.10          Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected and (b) Sections 2.4 and 2.5 may not be amended without the consent of Nabors Lux. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 6.11 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

6.11          Other Registration Rights. The Company represents and warrants that no Person, other than (a) a Holder of Registrable Securities, (b) the subscriber parties to those certain Subscription Agreements, dated as of February 14, 2023, by and among the Company and the subscriber parties thereto, as the same has been amended prior to the date hereof, and (c) the holders of warrants pursuant to the Warrant Agreements, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, including the Original RRA and, to the extent set forth in Section 4.7, the Letter Agreement, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. The Company agrees that (i) it shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders hereunder, and (ii) it shall not grant any registration rights to third parties which are more favorable than the rights granted hereunder unless are such more favorable rights are concurrently added to the rights granted hereunder.

6.12          Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.13          Termination of Original RRA. Upon the Closing, SPAC, Sponsor, and the other SPAC Holders party thereto hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

6.14          Term. This Agreement shall terminate upon the earlier of (i) the fourth anniversary of the date of this Agreement and (ii) with respect to and as to any Holder, when such Holder, following the Closing, ceases to Beneficially Own any Registrable Securities or any securities which are convertible or exchangeable into Registrable Securities.

6.15          Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.16          Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder for the purposes of the filing of a Registration Statement or Prospectus or otherwise as reasonably determined by the Company.

6.17          Legends. Each of the Holders acknowledges that (i) no transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) the Company shall place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Agreement.

6.18          Adjustments. If, and as often as, there are any changes in Company Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, equitable adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to Company Shares as so changed.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

VAST RENEWABLES LIMITED

By:	/s/ Craig Wood
Name:	Craig Wood
Title:	Chief Executive Officer

NABORS LUX:

NABORS LUX 2 S.A.R.L.

By:	/s/ Hénricus Reindert Petrus Pollmann
Name:	Hénricus Reindert Petrus Pollmann
Title:	Type A Manager

SPAC:

NABORS ENERGY TRANSITION CORP.

By:	/s/ Anthony G. Petrello
Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

SPONSOR:

NABORS ENERGY TRANSITION SPONSOR LLC

By:	/s/ Anthony G. Petrello
Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

SPAC HOLDERS:

/s/ [SPAC HOLDER]
SPAC HOLDER

/s/ [SPAC HOLDER]
SPAC HOLDER

/s/ [SPAC HOLDER]
SPAC HOLDER

[Signature Page to Shareholder and Registration Rights Agreement]

/s/ [SPAC HOLDER]
SPAC HOLDER

/s/ [SPAC HOLDER]
SPAC HOLDER

/s/ [SPAC HOLDER]
SPAC HOLDER

/s/ [SPAC HOLDER]
SPAC HOLDER

CYNTHIA A. PETRELLO REVOCABLE TRUST

By:	/s/ Anthony G. Petrello
Name:	Anthony G. Petrello
Title:	Trustee

VAST HOLDERS:

By:	/s/ VAST HOLDERS
Name:
Title:

By:	/s/ VAST HOLDERS
Name:
Title:

[Signature Page to Shareholder and Registration Rights Agreement]

VAST EMPLOYEE SHARE HOLDINGS PTY LTD
AS TRUSTEE FOR THE VAST RENEWABLES
LIMITED EMPLOYEE SHARE TRUST

By:	/s/ Craig Wood
Name:	Craig Wood
Title:	Chief Executive Officer

[Signature Page to Shareholder and Registration Rights Agreement]

/s/ Bruce Alexander Leslie
Bruce Alexander Leslie

/s/ Christina Grace Hall
Christina Grace Hall

/s/ Craig David Wood
Craig David Wood

/s/ Kurt Friedrich Drewes
Kurt Friedrich Drewes

/s/ Lachlan Parker Roberts
Lachlan Parker Roberts

/s/ Simon Maurice Woods
Simon Maurice Woods

/s/ Valentino Marco Pagura
Valentino Marco Pagura

[Signature Page to Shareholder and Registration Rights Agreement]

Schedule I

None.